ALLEGHENY ENERGY SOLUTIONS, INC.
                        STATEMENT OF INCOME
                        FOR THE PERIOD ENDED DECEMBER 31, 1998




                                         Three Months Ended  Year To Date Ended
                                         December 31, 1998   December 31, 1998

OPERATING REVENUES:
   Residential                                $1,372,684      $6,039,784
   Commercial                                  2,806,629      11,711,575
   Industrial                                  1,870,162       7,176,043
   Wholesale and Other                                 5              26
      Total Operating Revenues                 6,049,480      24,927,429

OPERATING EXPENSES:
  Power costs:
      Purchased Power                          6,347,495      23,303,912
  Customer Accounting & Services                 554,936       2,560,532
  Administrative & General                       319,500       1,580,724
      Total Operation & Maintenance            7,221,931      27,445,168

   Depreciation                                   (1,885)         11,667
   Taxes other than income taxes                 287,590       1,267,314
   Federal and state income taxes               (558,594)     (1,022,544)
              Total Operating Expenses         6,949,042      27,701,605
              Operating Income                  (899,562)     (2,774,175)

Other Income, Net                                 22,526       1,060,251

Interest Charges                                   2,655          27,387


Net Income                                     ($879,691)    ($1,741,311)


                              Unaudited